STATE  OF  MAINE                                         Docket  No.  99-411
PUBLIC  UTILITIES  COMMISSION                            January  7,  2000
CMP  GROUP,  INC.  ET  AL                                ORDER
Request  for  Approval  of  Reorganization               CORRECTION
And  of  Affiliated  Interest  Transactions

     The Commission's Order in this case issued on January 4, 2000 contains two typographical errors. On page 20, first full paragraph beginning on line 12, the sentence should read: "Long before that, within 5 or 10 years, it may be impossible to develop any reasonable estimate of merger specific efficiencies."

     On page 22, under Section E. Conclusion, line 8 should read: "Therefore, in any proceeding for CMP following the merger, we will require that the rates charged customers be at least as low, and service quality at least as high, as could expected of CMP absent the merger."

     These changes have been made to the version of the order included on the Commission's website, www.state.me.us/mpuc/.
                        ---------------------

             Dated at Augusta, Maine, this 7th day of January, 2000.


                           BY ORDER OF THE COMMISSION


                         _______________________________
                                Dennis L. Keschl
                             Administrative Director


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